 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 29, 1998

                                                     REGISTRATION NO. 333-62105
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                --------------

                             AMENDMENT NO. 2
                                      TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                --------------
                          PREMARK INTERNATIONAL, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
               DELAWARE                              36-3461320
    (STATE OR OTHER JURISDICTION OF     (I.R.S. EMPLOYER IDENTIFICATION NO.)
    INCORPORATION OR ORGANIZATION)
        1717 DEERFIELD ROAD, DEERFIELD, ILLINOIS 60015, (847) 405-6000 (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            JOHN M. COSTIGAN, ESQ.
             SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                          PREMARK INTERNATIONAL, INC.
                              1717 DEERFIELD ROAD
                           DEERFIELD, ILLINOIS 60015
                                (847) 405-6000
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                                --------------
                                  COPIES TO:
           STEVEN SUTHERLAND                   ROBERT E. BUCKHOLZ, JR.
            SIDLEY & AUSTIN                      SULLIVAN & CROMWELL
       ONE FIRST NATIONAL PLAZA                   125 BROAD STREET
           CHICAGO, IL 60603                     NEW YORK, NY 10004
            (312) 853-7000                         (212) 558-4000
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE
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
                                                PROPOSED       PROPOSED
 TITLE OF EACH CLASS OF        AMOUNT           MAXIMUM        MAXIMUM       AMOUNT OF
       SECURITIES              TO BE         OFFERING PRICE   AGGREGATE     REGISTRATION
    TO BE REGISTERED         REGISTERED        PER SHARE    OFFERING PRICE      FEE
----------------------------------------------------------------------------------------
Debt Securities......... $150,000,000(1)(3)     100%(2)      $150,000,000    $44,250(3)
----------------------------------------------------------------------------------------

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(1) Or its equivalent in any other currency or units based on or relating to foreign currencies. If any Debt Securities are issued at an original issue discount, such greater amount as shall result in an aggregate offering price to the public which shall not exceed the amount set forth under Proposed Maximum Aggregate Offering Price.
(2) Estimated solely for purposes of calculating the Registration Fee.
(3) Debt securities in the amount of $100,000,000 registered under Registration Statement on Form S-3 (Registration No. 33-35137), for which a registration fee of $25,000 was paid, are being carried forward to this Registration Statement.
  PURSUANT TO THE PROVISIONS OF RULE 429 OF THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THE FORM OF PROSPECTUS SET FORTH HEREIN ALSO RELATES TO THE REGISTRANT'S REGISTRATION STATEMENT ON FORM S-3 NO. 33-35137. THIS REGISTRATION STATEMENT ALSO CONSTITUTES POST-EFFECTIVE AMENDMENT NO. 1 WITH RESPECT TO THE REGISTRANT'S REGISTRATION STATEMENT ON FORM S-3 NO. 33-35137.
                                --------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SUPPLEMENT SHALL NOT CONSTITUTE AN OFFER + +TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF + +THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD + +BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS +
+OF ANY SUCH STATE.                                                            +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED OCTOBER 29, 1998

PROSPECTUS

                          PREMARK INTERNATIONAL, INC.

                                DEBT SECURITIES

                                  -----------

  Premark International, Inc. (the "Company"), may from time to time offer debentures, notes and/or other unsecured evidences of indebtedness (collectively, the "Debt Securities") at an aggregate initial offering price not to exceed U.S. $250,000,000 or its equivalent in any other currency or units based on or relating to foreign currencies. The Debt Securities may be offered in one or more series in amounts, at prices and on terms to be determined at the time of sale. When a particular series of Debt Securities (the "Offered Securities") are offered, a supplement to this Prospectus (a "Prospectus Supplement") will be delivered with this Prospectus setting forth the terms of such Offered Securities, including, if applicable, the specific designation, aggregate principal amount, denominations, currency, purchase price, maturity, rate (which may be fixed or variable) and time of payment of interest, redemption terms, and any listing on a securities exchange of the Offered Securities.

  The Debt Securities may be issued in registered form or bearer form with coupons attached or both. In addition, all or a portion of the Debt Securities of any series may be issuable in permanent registered global form which will be exchangeable only under certain conditions into definitive Debt Securities.

  The Company may sell Debt Securities to or through underwriters, and also may sell Debt Securities to other purchasers directly or through agents. The accompanying Prospectus Supplement sets forth the names of any underwriters or agents involved in the sale of the Offered Debt Securities, the principal amounts, if any, to be purchased by the underwriters and the compensation of such underwriters or agents.

                                  -----------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

                                  -----------

                The date of this Prospectus is October   , 1998.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER OR AGENT. NEITHER THIS PROSPECTUS NOR ANY PROSPECTUS SUPPLEMENT CONSTITUTES AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES OFFERED HEREBY OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY ACCOMPANYING PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREBY SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

Available Information.......................................................   i
Incorporation of Certain Documents by Reference.............................  ii
The Company.................................................................   1
Ratio of Earnings to Fixed Charges..........................................   2
Use of Proceeds.............................................................   2
Description of Debt Securities..............................................   2
Plan of Distribution........................................................   9
Legal Opinions..............................................................  10
Experts.....................................................................  11
Note Regarding Forward Looking Statements...................................  11

                             AVAILABLE INFORMATION

  The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of reports, proxy statements and other information concerning the Company may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the Commission: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such material may also be inspected on the Internet at the Commission's website (http://www.sec.gov). In addition, reports, proxy materials, information statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005 and the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104, on which exchanges the Company's Common Stock is listed.

  The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") (which term encompasses any amendments thereto) under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Debt Securities. This Prospectus does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to such Registration Statement and to the exhibits thereto for further information with respect to the Company and the Debt Securities. Statements made in this Prospectus as to the contents of any documents referred to are not necessarily complete, and in each instance reference is made to such exhibit for a more complete description and each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission by the Company are incorporated herein by reference:

    (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 27, 1997, as amended by Form 10-K/A filed on March 23, 1998; and

    (2) The Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 28, 1998 and June 27, 1998.

  The Company's Commission File No. is 1-9256.

  All other documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus from the date of filing of such documents. Any statement contained herein or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  Upon request, the Company will furnish without charge to each person, including any beneficial owners, to whom this Prospectus is delivered a copy of any or all of the documents described above (without exhibits other than exhibits specifically incorporated by reference into such documents). Requests should be directed to: Corporate Secretary's Office, Premark International, Inc., 1717 Deerfield Road, Deerfield, Illinois 60015; telephone (847) 405-6000.

                                  THE COMPANY

  The Company is a multinational commercial and consumer products company with three principal business segments: the Food Equipment Group, the Decorative Products Group and the Consumer Products Group. The Company is a Delaware corporation that was organized on August 29, 1986, in connection with the corporate reorganization of Kraft, Inc. ("Kraft"). On October 31, 1986, the Company became a publicly held company through the pro rata distribution by Kraft to its shareholders of all the outstanding shares of common stock of the Company. On May 31, 1996, the Company distributed on a pro rata basis to its shareholders all of the issued and outstanding stock of Tupperware Corporation, a direct seller of consumer products.

  The Food Equipment Group is engaged in the design, manufacture, distribution and service of commercial equipment for food preparation, cooking, baking, warewashing, weighing, wrapping and refrigeration. The Food Equipment Group's core products include warewashing equipment; food preparation machines, such as mixers, slicers, cutters, meat saws and grinders; weighing and wrapping equipment and related systems; baking and cooking equipment, such as ovens, ranges, fryers, griddles and broilers; and refrigeration equipment. Products are marketed under trademarks including Hobart, Stero, Vulcan-Hart, Wolf, Tasselli, Adamatic, Still, Foster, Inoxyform, Ungermann, Baxter, Somat, Wittco, Traulsen, Elettrobar, GBG, Sencotel, Colged and Promag. Food equipment products are sold to the retail food industry, including supermarket chains, independent grocers, delicatessens, convenience and other food stores, and to the foodservice industry, including independent restaurants, restaurant chains, hospitals, healthcare facilities, correctional facilities, schools, bakeries, hotels, resorts and airlines. Food equipment products are distributed through company-owned operations or through dealers, agents and distributors. The Food Equipment Group contributed 53%, 55% and 56% to the Company's sales for fiscal years 1997, 1996 and 1995, respectively.

  The Decorative Products Group is composed of two businesses: Wilsonart and Florida Tile. Wilsonart designs, manufactures and distributes decorative surfacing products, primarily high pressure decorative laminates for numerous interior surfacing applications such as cabinetry, countertops, and flooring, and specialty-grade laminates, including chemical-resistant, wear-resistant and fire-retardant laminates. In addition to laminate products, Wilsonart sells solid surfacing products, panels and sinks, contact adhesives, decorative metal surfacing products, wood and laminate-clad decorative edge moldings for countertops and furniture, and threshold transitions for use with its flooring products. Wilsonart products are sold through wholesale building material distributors, original equipment manufacturers and dealers. Florida Tile manufactures glazed ceramic wall and floor tile products for residential and commercial uses, and unglazed porcelain mosaic tile primarily for commercial applications. Florida Tile products are sold through company-owned and independent distributors. The Decorative Products Group contributed 33%, 32% and 31% of the sales of the Company's businesses for the fiscal years 1997, 1996 and 1995, respectively.

  The Consumer Products Group is composed of two businesses: West Bend and Precor. West Bend designs, manufactures and sells small electric appliances, such as bread makers, electric skillets, slow cookers, woks, corn poppers, beverage makers, mixers, electronic timers, high-quality stainless steel cookware, and a line of household water distillers. West Bend small appliances are sold directly to mass merchandisers, department stores, hardware stores, warehouse clubs and catalog showrooms. West Bend's stainless steel cookware and household water distillers are sold to consumers by independent distributors through dinner parties and by other direct sales methods. Precor manufactures aerobic physical fitness equipment, such as treadmills, elliptical crosstrainers, low-impact climbers and exercise cycles. Precor equipment for home use is sold primarily through specialty fitness equipment retail stores. Precor commercial equipment is sold through specialty fitness dealers and directly to major fitness clubs. The Consumer Products Group contributed 14%, 13% and 13% of the sales of the Company's business for the fiscal years 1997, 1996 and 1995, respectively.

                           RECENT DEVELOPMENTS

  On October 19, 1998, the Company announced that the Company's net income for the third quarter ended September 26, 1998 rose 14.1% to $38.7 million, or $0.60 per share, from $33.9 million or $0.52 per share, in the corresponding period in 1997. Sales advanced 16% to a record $698 million.

  Wilsonart's continued outstanding performance, as well as a significant increase in the Food Equipment Group's U.S. operations, led the advance in quarterly net income. These factors, combined with continued improvement in the European results of the Food Equipment Group and an increase at West Bend, more than offset the impact of weak Asian Pacific markets and a loss at Florida Tile due to lower production levels.

  For the first nine months of 1998, the Company's net income of $94.9 million, or $1.47 per diluted common share, increased 14.3% from last year's $83.0 million, or $1.27 per diluted common share, as sales increased 14% to a record $2.0 billion.

  Separately, the Company announced that it acquired certain operating assets from Direct Worktops Limited. Located in northeastern England, Direct Worktops is a manufacturer and distributor of high-pressure laminate countertops in the United Kingdom.

                      RATIO OF EARNINGS TO FIXED CHARGES

  The following table sets forth the Company's consolidated ratio of earnings to fixed charges for the periods shown.

                          26 WEEKS ENDED                          FISCAL YEAR ENDED
                         ----------------- ----------------------------------------------------------------
                         JUNE 27, JUNE 28, DECEMBER 27, DECEMBER 28, DECEMBER 30, DECEMBER 31, DECEMBER 25,
                           1998     1997       1997         1996         1995         1994         1993
                         -------- -------- ------------ ------------ ------------ ------------ ------------
Ratio of earnings to
 fixed charges..........   8.1      7.8        8.1          5.0*         4.1          4.5          3.7

   *For the fiscal year ended December 28, 1996, pre-tax income was reduced by $43.1 million related to the loss on the sale of the Company's Hartco subsidiary. Excluding this charge, the ratio would have been 6.5.

  Earnings available for fixed charges represent earnings before income taxes and fixed charges (excluding capitalized interest). Fixed charges represent interest incurred plus that portion of rental expense deemed to be the equivalent of interest.

                                USE OF PROCEEDS

  Except as otherwise set forth in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Debt Securities for general corporate purposes.

                        DESCRIPTION OF DEBT SECURITIES

  The Debt Securities will be issued in one or more series under an Indenture (the "Indenture") between the Company and The First National Bank of Chicago, as Trustee (the "Trustee"), the form of which is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following statements with respect to the Indenture and the Securities (as hereinafter defined) are brief summaries of the material provisions of the Indenture and do not purport to be complete; such statements are subject to the detailed referenced provisions of the Indenture, including the definition of capitalized terms used under this caption. Whenever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated herein by reference as a part of the statement made, and the statement is qualified in its entirety by such reference. The term "Securities", as used under this caption, refers to all securities issued under the Indenture, including the Debt Securities.

GENERAL

  The Indenture does not limit the aggregate principal amount of Securities (which may include debentures, notes and other evidences of indebtedness) which may be issued thereunder, and Securities may be issued thereunder from time to time in one or more series and may be denominated and payable in foreign currencies or units based on or relating to foreign currencies, including European Currency Units. Special United States federal income tax considerations applicable to any Securities so denominated will be described in the Prospectus Supplement relating thereto. Unless otherwise indicated in the applicable Prospectus Supplement, the Indenture also permits the Company to increase the principal amount of any series of Securities previously issued and to issue such increased principal amount. (Section 2.3)

  The Prospectus Supplement will set forth the following terms relating to the Offered Securities: (1) the specific designation of the Offered Securities;
(2) any limit on the aggregate principal amount of the Offered Securities; (3) the date or dates, if any, on which the Offered Securities will mature; (4) the rate or rates per annum (which may be fixed or variable) at which the Offered Securities will bear interest, if any, the date or dates on which any such interest will be payable and the Record Dates for any interest payable on the Offered Securities which are Registered Securities; (5) any mandatory or optional redemption or sinking fund provisions, including the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Securities may be redeemed or purchased at the option of the Company or otherwise; (6) whether the Offered Securities will be issuable in registered form or bearer form or both, and, if issuable in bearer form, the restrictions as to the offer, sale and delivery of the Offered Securities in bearer form and as to exchanges between registered and bearer form; (7) whether the Offered Securities will be issuable in the form of one or more temporary or permanent Global Securities and, if so, the identity of the Depositary for such Global Securities; (8) the denominations in which any of the Offered Securities which are in registered form will be issuable, if other than denominations of $1,000 and any multiple thereof, and the denominations in which any of the Offered Securities which in bearer form will be issuable, if other than the denominations of $1,000 and $5,000; (9) each office or agency where the principal of and any premium and interest on the Offered Securities will be payable, and each office or agency where the Offered Securities may be presented for registration of transfer or exchange;
(10) if other than United States dollars, the foreign currency or the units based on or relating to foreign currencies in which the Offered Securities are denominated and/or in which the payment of the principal of and any premium and interest on the Offered Securities will or may be payable; (11) any applicable United States federal income tax consequences, including whether and under what circumstances the Company will pay additional amounts with respect to the Offered Securities to a non-United States Person (as defined in such Prospectus Supplement) on account of any tax, assessment or governmental charge withheld or deducted and, if so, whether the Company will have the option to redeem such Offered Securities rather than pay such additional amounts; and (12) any other terms of the Offered Securities not inconsistent with the Indenture, including covenants and events of default relating solely to the Offered Securities.

  Securities may be issued under the Indenture bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, to be offered and sold at a discount below their stated principal amount. United States federal income tax consequences and other special considerations applicable to any such discounted Securities or to other Securities offered and sold at par which are treated as having been issued at a discount for United States federal income tax purposes will be described in the Prospectus Supplement relating thereto.

  The Securities and any coupons appertaining thereto will be unsecured and will rank pari passu with all other unsecured and unsubordinated indebtedness of the Company. However, since the Company is a holding company, the right of the Company, and hence the right of the creditors of the Company (including the Holders of Securities), to participate in any distribution of the assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that claims of the Company as a creditor of such subsidiary may be recognized.

EXCHANGE AND TRANSFER

  Securities may be presented for exchange and registered Securities may be presented for registration of transfer at the offices and subject to the restrictions set forth therein and in the applicable Prospectus Supplement without service charge, but upon payment of any taxes or other governmental charges due in connection therewith, subject to any applicable limitations contained in the Indenture. The Company has appointed the Trustee as Security Registrar. Securities in bearer form and the coupons appertaining thereto, if any, will be transferable by delivery. (Sections 2.8 and 3.2)

PAYMENT

  Unless otherwise indicated in the applicable Prospectus Supplement, payment of the principal of and the premium and interest, if any, on all Securities (other than a Registered Global Security) in registered form will be made at the office or agency of the Trustee in the Borough of Manhattan, The City of New York or Chicago, Illinois, except that, at the option of the Company, payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by wire transfer to an account maintained by the Person entitled thereto as specified in the Security Register. (Sections 3.1 and 3.2). Unless otherwise indicated in the applicable Prospectus Supplement, payment of any interest due on Securities in registered form will be made to the Person in whose name such Registered Securities are registered at the close of business on the Record Date for such interest payment. (Section 2.7)

REGISTERED GLOBAL SECURITIES

  The registered Securities of a particular series may be issued in the form of one or more Registered Global Securities which will be deposited with a Depositary, or its nominee, each of which will be identified in the Prospectus Supplement relating to such series. Unless and until exchanged, in whole or in part, for Securities in definitive Registered form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary, by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. (Section 2.8)

  The specific terms of the depositary arrangement with respect to any portion of a particular series of Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.

  Upon the issuance of a Registered Global Security, the Depositary therefor or its nominee will credit, on its book entry and registration system, the respective principal amounts of the Securities represented by such Registered Global Security to the accounts of such persons having accounts with such Depositary ("participants"), as shall be designated by the underwriters or agents participating in the distribution of such Securities or by the Company if such Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of such ownership will be effected only through, records maintained by such Depositary therefor or its nominee (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). The laws of some states require certain purchasers of securities to take physical delivery thereof in definitive form. Such depositary arrangements and such laws may impair the ability to transfer beneficial interests in a Registered Global Security.

  So long as the Depositary for a Registered Global Security or its nominee is the registered owner thereof, such Depositary or such nominee, as the case may be, will be considered the sole owner or Holder of the Securities represented by such Registered Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Registered Global Security will not be entitled to have Securities of the series represented by such Registered Global Security registered in their names, will not receive or be entitled to receive physical delivery of Securities of such series in definitive form and will not be considered the owners or Holders thereof under the Indenture.

  Principal, premium, if any, and interest payments on a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. None of the Company, the Trustee, or any paying agent for Securities of the series represented by such Registered Global Security will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

  The Company expects that the Depositary for a Registered Global Security or its nominee, upon receipt of any payment of principal, premium or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Registered Global Security as shown on the records of such Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers registered in "street name", and will be the responsibility of such participants.

  If a Depositary for a Registered Global Security representing Securities of a particular series is at any time unwilling or unable to continue as Depositary and a successor Depositary is not appointed by the Company within 90 days, the Company will issue Securities of such series in definitive form in exchange for such Registered Global Security. In addition, the Company may at any time and in its sole discretion determine not to have the Securities of a particular series represented by a Registered Global Security and, in such event, will issue Securities of such series in definitive form in exchange for all of the Registered Global Securities representing Securities of such series.

CERTAIN COVENANTS OF THE COMPANY

  Limitation on Liens. Neither the Company nor any Restricted Subsidiary will incur, assume or guarantee any indebtedness for borrowed money secured by a mortgage, pledge, security interest or other lien or encumbrance (any such mortgage, pledge, security interest or other lien or encumbrance being hereinafter called a "Mortgage" and any such indebtedness being hereinafter called "Secured Debt") on any Principal Property or on any shares of stock or indebtedness of any Restricted Subsidiary without effectively providing that the Securities (together with, if the Company shall so determine, any other indebtedness for borrowed money ranking equally with or prior to the Securities incurred, assumed or guaranteed by the Company or any Restricted Subsidiary, whether then or thereafter existing) shall be secured equally and ratably with (or, at the option of the Company, prior to) such Secured Debt, unless after giving effect thereto the aggregate principal amount of all Secured Debt, plus the aggregate amount of all Attributable Debt in respect of sale and leaseback transactions involving Principal Properties (with certain exceptions), would not exceed 10% of Consolidated Net Tangible Assets. This restriction will not apply to, and there will be excluded in computing Secured Debt for the purposes of such restriction, indebtedness secured by (a) Mortgages on property of, or on any shares of stock or indebtedness of, any corporation existing at the time it is merged into or consolidated with the Company or any Restricted Subsidiary, at the time of a sale or other disposition of its properties (or any division thereof) as an entirety or substantially as an entirety to the Company or any Restricted Subsidiary or at the time it becomes a Restricted Subsidiary; (b) Mortgages securing indebtedness of a Restricted Subsidiary to the Company or to another Restricted Subsidiary; (c) Mortgages on any Principal Property, shares of stock or indebtedness existing at the time of acquisition thereof by the Company or any Restricted Subsidiary; (d) certain Mortgages created, incurred or assumed within 180 days after the latest to occur of the acquisition, the completion of construction or improvement or the commencement of commercial operation of any property acquired, constructed or improved after the date of the Indenture to secure the payment of any part of the purchase price of such property or the cost of such construction or improvement; (e) Mortgages in favor of the United States of America or other governmental bodies to secure partial, progress, advance or other payments, or other obligations, or to secure any indebtedness incurred for the purpose of financing all or any part of the cost of acquiring, constructing or improving the property subject thereto (including Mortgages incurred in connection with industrial revenue and pollution control bonds); (f) Mortgages existing at the date of the Indenture; and (g) Mortgages for the sole purpose of extending, renewing or replacing indebtedness secured by or described in the foregoing clauses (a) through (f). (Section 3.6)

  The term "Subsidiary" means a corporation a majority of the outstanding voting stock of which is owned, directly or indirectly, by the Company and/or one or more of its Subsidiaries. The term "Restricted Subsidiary" means a Subsidiary substantially all of whose assets are located or substantially all of whose business is carried on within the United States of America (and its territories and possessions) and which owns any Principal Property. The term "Principal Property" means any manufacturing or processing plant or warehouse located in the United States of America owned by the Company or any Restricted Subsidiary and having a gross book value in excess of 3% of Consolidated Net Tangible Assets, other than (a) any such plant or warehouse which, in the opinion of the Board of Directors, is not of material importance to the total business conducted by the Company and its Subsidiaries as an entirety or (b) any portion of any such plant or warehouse which, in the opinion of such Board, is not of material importance to the use or operation of such plant or warehouse. The term "Attributable Debt" means, with respect to any lease constituting part of a sale and leaseback transaction, the lesser of (a) the fair value of the Principal Property subject to such lease (as determined by the Board of Directors) and (b) the total net amount of rent (excluding rent contingent on the amount of sales) required to be paid by the lessee under such lease during the remaining primary term thereof (discounted at the rate of interest implicit in such lease). The term "Consolidated Net Tangible Assets" means the aggregate amount of assets (less applicable reserves and other properly deductible items), after deducting therefrom: (a) all current liabilities (including the current portion of Funded Debt), (b) all other liabilities except deferred income taxes, Funded Debt and stockholders' equity, (c) all goodwill, trade names, trademarks, patents, organization expenses, unamortized debt discount and expense less unamortized debt premium and other like intangibles (other than deferred charges and prepaid expenses),
(d) adjustments for minority interests and (e) equity in and net advances to Subsidiaries (other than Restricted Subsidiaries), all as set forth on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries and computed in accordance with generally accepted accounting principles. "Funded Debt" means all indebtedness for borrowed money owed or guaranteed by the Company or any of its Restricted Subsidiaries, and any other indebtedness which would appear as indebtedness on the most recent consolidated balance sheet of the Company and its Restricted Subsidiaries, which matures, or is renewable or extendible at the option of the borrower so that it matures, more than 12 months from the date of such consolidated balance sheet. (Section 1.1)

  Restrictions on Sale and Leaseback Transactions. Neither the Company nor any Restricted Subsidiary may enter into any sale and leaseback transaction involving any Principal Property if the latest to occur of the acquisition, the completion of construction and the commencement of commercial operation of such Principal Property shall have occurred more than 180 days prior thereto, unless (a) the Company or such Restricted Subsidiary could create Secured Debt secured by such Principal Property under the restrictions described above under "Limitation on Liens" in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction without equally and ratably securing the Securities or (b) the Company, within 90 days from the effective date of such sale and leaseback transaction, shall apply an amount not less than the greater of (i) the net proceeds of the sale of such Principal Property or (ii) the fair value (as determined by the Board of Directors) of such Principal Property to (x) the retirement of Funded Debt or (y) the purchase of other property which will constitute a Principal Property having a fair value (as so determined) at least equal to the fair value of the Principal Property leased in such sale and leaseback transaction. This restriction will not apply to any sale and leaseback transaction (a) between the Company and a Restricted Subsidiary or between Restricted Subsidiaries or
(b) involving the taking back of a lease for a period of less than three years. (Section 3.7)

EVENTS OF DEFAULT

  The occurrence of any of the following events with respect to the Securities of any series will constitute an "Event of Default" with respect to the Securities of such series: (a) default for 30 days in the payment of any interest upon any of the Securities of such series; (b) default in the payment of any principal of or the premium, if any, on any of the Securities of such series, whether at maturity, upon redemption, by declaration or otherwise; (c) default in the deposit of any sinking fund payment in respect of any Securities of such series; (d) default for 90 days by the Company in the observance or performance of any other covenant or agreement contained in the Indenture relating to the Securities of such series after written notice thereof as provided in the Indenture; or (e) certain events of bankruptcy, insolvency or reorganization relating to the Company. (Section 5.1) Additional Events of Default may be prescribed for the benefit of the Holders of a particular series of Securities as described in the Prospectus Supplement relating thereto.

  If an Event of Default due to a default in the payment of the principal of or the premium or interest, if any, on, or in the deposit of any sinking fund payment with respect to, any series of Securities shall have occurred and be continuing, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Securities of such series then Outstanding may declare the principal of all Securities of such series and the interest, if any, accrued thereon to be due and payable immediately. If any Event of Default due to a default in the observance or performance of any other covenant or agreement of the Company contained in the Indenture and applicable to the Securities of one or more (but less than all) series then Outstanding shall have occurred and be continuing, either the Trustee or the Holders of not less than 25% in aggregate principal amount of the Securities of the affected series then Outstanding (voting as one class) may declare the principal of all Securities of each such affected series and the interest, if any, accrued thereon to be due and payable immediately. If an Event of Default due to a default in the observance or performance of any other covenant or agreement of the Company contained in the Indenture applicable to all Securities then Outstanding or due to certain events of bankruptcy, insolvency or reorganization relating to the Company shall have occurred and be continuing, either the Trustee or the Holders of not less than 25% in aggregate principal amount of all Securities then Outstanding (voting as one class) may declare the principal of all Securities and the interest, if any, accrued thereon to be due and payable immediately. Upon certain conditions, any such declarations may be rescinded and annulled if all Events of Default, other than the nonpayment of accelerated principal, with respect to the Securities of all such affected series then Outstanding shall have been cured or waived as provided in the Indenture by the Holders of a majority in aggregate principal amount of the Securities of the affected series then Outstanding (voting as one class, except in the case of Events of Default described in clauses (a), (b) and (c) of the preceding paragraph, as to which each series so affected will vote as a separate class). See "Modification of the Indenture" below. Reference is made to the Prospectus Supplement relating to any series of Original Issue Discount Series for the particular provisions relating to the acceleration of a portion of the principal amount thereof upon the occurrence and continuance of an Event of Default with respect thereto. (Section 5.1)

  The Indenture provides that, subject to the duty of the Trustee to act with the requisite standard of care in case a default with respect to a series of Securities shall have occurred and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of the Holders of the Securities, unless such Holders shall have offered to the Trustee reasonable security or indemnity. (Sections 5.6 and 6.2) Subject to such provisions for indemnity and certain other limitations contained in the Indenture, the Holders of a majority of the aggregate principal amount of the Securities of each Outstanding series then Outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Securities of such affected series. (Section 5.9)

  The Indenture provides that no Holder of Securities may institute any action against the Company under the Indenture (except actions for payment of overdue principal, premium or interest) unless such Holder previously shall have given to the Trustee written notice of default and continuance thereof and unless the Holders of not less than 25% in aggregate principal amount of the Securities of the affected series then Outstanding (voting as one class) shall have requested the Trustee to institute such action and shall have offered the Trustee reasonable indemnity, the Trustee shall not have instituted such action within 60 days of such request and the Trustee shall have received direction inconsistent with such request by the Holders of a majority in aggregate principal amount of the Securities of the affected series then Outstanding (voting as one class). (Sections 5.6 and 5.9)

  The Indenture requires the Company to furnish to the Trustee annually a statement as to the absence of certain defaults under the Indenture. (Section 3.5) The Indenture provides that the Trustee may withhold notice to the Holders of the Securities of any series of any default affecting such series (except defaults as to payment of principal, premium or interest on the Securities of such series or as to sinking fund payments) if it considers such withholding to be in the interests of the Holders of the Securities of such series. (Section 5.11)

CONSOLIDATION, MERGER OR SALE OF ASSETS

  The Company may consolidate with or merge into, or sell, lease or convey its property as an entirety or substantially as an entirety to, any other corporation if (a) such corporation assumes the obligations of the Company under the Securities and the Indenture and is organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and (b) immediately after such consolidation, merger, sale, lease or conveyance, no Event of Default, and no event which, after notice, lapse of time or both, would become an Event of Default, shall have occurred and be continuing. If, upon any such consolidation, merger, sale, lease or conveyance, any Principal Property or any shares of stock or indebtedness of any Restricted Subsidiary owned by the Company or a Restricted Subsidiary immediately prior thereto would become subject to any mortgage, security interest, pledge, lien or other encumbrance (unless such mortgage, security interest, pledge, lien or other encumbrance would be permitted by the provisions described above under "Limitation on Liens"), the Securities must be secured (together with, if the Company shall so determine, any other indebtedness for borrowed money ranking equally with or prior to the Securities incurred, assumed or guaranteed by the Company or any Restricted Subsidiary, whether then or thereafter existing) by a direct lien on such Principal Property, shares of stock or indebtedness prior to all liens other than any theretofore existing thereon. (Sections 9.1 and 9.2)

MODIFICATION OF THE INDENTURE

  The Indenture permits the Company and the Trustee to enter into supplemental indentures without the consent of the Holders of the Securities to: (a) secure the Securities of one or more series, (b) evidence the assumption by a successor corporation of the obligations of the Company under the Indenture and the Securities then Outstanding, (c) add covenants for the protection of the Holders of the Securities, (d) cure any ambiguity or correct any inconsistency in the Indenture, (e) establish the form and terms of the Securities of any series and (f) evidence the acceptance of appointment by a successor Trustee. (Section 8.1)

  The Indenture also permits the Company and the Trustee, with the consent of the Holders of not less than a majority in aggregate principal amount of the Securities of each series then Outstanding and affected, to add any provisions to, or change in any manner or eliminate any of the provisions of, the Indenture or modify in any manner the right of the Holders of the Securities of each such affected series; provided, however, that the Company and the Trustee may not, without the consent of the Holder of each Security then Outstanding and affected thereby: (a) extend the time of payment of the principal (or any installment) of any Security, or reduce the principal amount thereof, reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on the redemption thereof, or change the currency in which the principal thereof or the interest thereon is payable, or reduce the amount payable on any Original Issue Discount Security upon acceleration or provable in bankruptcy, or alter certain provisions of the Indenture relating to Securities not denominated in United States dollars, or impair the right to institute suit for the enforcement of any payment on any Security when due; or
(b) reduce the percentage in principal amount of the Securities of the affected series, the consent of whose Holders is required for any such modification or for any waiver provided for in the Indenture. (Section 8.2)

  Prior to the acceleration of the maturity of any Securities, the Holders of a majority in aggregate principal amount of the Securities of all series at the time Outstanding with respect to which a default or an Event of Default shall have occurred and be continuing (voting as one class) may on behalf of the Holders of all such affected Securities waive any past default or Event of Default and its consequences, except a default or an Event of Default in respect of a covenant or provision of the Indenture or of any Security which cannot be modified or amended without the consent to the Holder of each Security affected.

DEFEASANCE AND DISCHARGE

  The Indenture provides that, at the option of the Company: (a) the Company will be discharged from any and all obligations in respect of the Securities of a particular series then Outstanding (except for certain obligations to register the transfer of or exchange the Securities of such series, to replace stolen, lost or mutilated Securities of such series, to maintain paying agencies and to maintain the trust described below) or (b) the Company need not comply with certain restrictive covenants of the Indenture (including those described under "Certain Covenants of the Company" and "Consolidation, Merger or Sale of Assets"), in each case if the Company irrevocably deposits in trust with the Trustee money, and/or securities of the government which issued the currency in which the Securities of such series are payable or securities backed by the full faith and credit of such government which, through the payment of the principal thereof and the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal of (and premium, if any) and interest on the Securities of such series on the stated maturity of such Securities (which may include one or more redemption dates designated by the Company) in accordance with the terms thereof. To exercise such option, the Company is required, among other things, to deliver to the Trustee an opinion of independent counsel of nationally-recognized standing to the effect that the exercise of such option would not cause the Holders of the Securities of such series to recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance, and such Holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred, and, in the case of a discharge as described in clause (a) of the preceding sentence, such opinion is to be accompanied by a private letter ruling to the same effect received from the Internal Revenue Service, a revenue ruling to such effect pertaining to a comparable form of transaction published by the Internal Revenue Service or appropriate evidence that since the date of the Indenture there has been a change in the applicable federal income tax law. (Section 10.1)

  In the event the Company exercises its option to effect a covenant defeasance with respect to the Securities of any series as described in the preceding paragraph and the Securities of such series are thereafter declared due and payable because of the occurrence of any Event of Default other than an Event of Default caused by failing to comply with the covenants which are defeased, and the amount of money and securities on deposit with the Trustee would be insufficient to pay amounts due on the Securities of such series at the time of their accelerated maturity, the Company would remain liable for such amounts.

  The Company may also obtain a discharge of the Indenture with respect to all Securities then Outstanding (except for certain obligations to register the transfer of or exchange such Securities, to replace stolen, loss or mutilated Securities, to maintain paying agencies and to maintain the trust described below) by irrevocably depositing in trust with the Trustee money, and/or securities of the government which issued the currency in which such Securities are payable or securities backed by the full faith and credit of such government which, through the payment of the principal thereof or the interest thereon in accordance with their terms, will provide money in an amount sufficient to pay all the principal of (and premium, if any) and interest on the Securities on the stated maturities thereof (including one or more redemption dates), provided that such Securities are by their terms due and payable, or are to be called for redemption, within one year. (Section 10.1)

CONCERNING THE TRUSTEE

  The First National Bank of Chicago, the trustee under the Indenture, is one of a number of banks with which the Company and its subsidiaries maintain ordinary banking relationships, including, in certain cases, credit facilities.

GOVERNING LAW

  The Indenture and the Debt Securities shall be governed by, and for all purposes shall be construed in accordance with, the laws of the State of New York, except as may otherwise be required by mandatory provisions of law.

                             PLAN OF DISTRIBUTION

  The Company may sell Debt Securities in a public offering to or through underwriters and may also sell Debt Securities directly to one or more other purchasers or through agents.

  The Company may sell Debt Securities as soon as practicable after the effectiveness of the Registration Statement of which this Prospectus forms a part. The names of any underwriters involved in the sale of the Debt Securities in respect of which this Prospectus is delivered, the amount or number of Debt Securities to be purchased by any such underwriters and any applicable commissions or discounts will be set forth in the applicable Prospectus Supplement.

  The distribution of the Debt Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. The Prospectus Supplement will describe the method of distribution of the Offered Debt Securities.

  In connection with the sale of Debt Securities, underwriters or agents may receive compensation from the Company or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Debt Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Debt Securities by them may be deemed to be underwriting discounts and commissions, under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement.

  Under agreements that may be entered into by the Company, underwriters, dealers and agents who participate in the distribution of Debt Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such underwriters, dealer or agents may be required to make in respect thereof.

  In connection with any offering of Debt Securities, the Company may grant to the underwriters an option to purchase additional Debt Securities to cover over-allotments, if any, at the initial public offering price (with an additional underwriting commission), as may be set forth in the accompanying Prospectus Supplement. If the Company grants any such option, the terms of such option will be set forth in the applicable Prospectus Supplement.

  If so indicated in the accompanying Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase the Offered Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

  Certain of the underwriters or agents and their associates may be customers of, or engage in transactions with and perform services for the Company in the ordinary course of business.

  All Debt Securities will be issues of new securities with no established trading market. Any underwriters to whom Debt Securities are sold by the Company for public offering and sale may make a market in such Debt Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given concerning the liquidity of the trading market for any Debt Securities.

                                LEGAL OPINIONS

  The validity of the Debt Securities offered hereby will be passed upon for the Company by John M. Costigan, in his capacity as Senior Vice President, General Counsel and Secretary of the Company, and Sidley & Austin, Chicago, Illinois, and for any underwriters, dealers or agents by Sullivan & Cromwell, New York, New York. Mr. Costigan, in his capacity as Senior Vice President, General Counsel and Secretary of the Company, is paid a salary by the Company and is a participant in various employee benefits plans offered to employees of the Company.

                                    EXPERTS

  The financial statements as of and for the fiscal year ended December 27, 1997 incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company for the fiscal year ended December 27, 1997 have been so incorporated in reliance on the report of Ernst & Young LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements as of December 28, 1996 and for each of the two years in the fiscal period ended December 28, 1996 incorporated in this Prospectus by reference to the Annual Report on Form 10-K of the Company for the fiscal year ending December 27, 1997 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firms as experts in auditing and accounting.

                   NOTE REGARDING FORWARD LOOKING STATEMENTS

  Section 21E of the Exchange Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about their companies, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statements. The Company desires to take advantage of the "safe harbor" provisions of the Exchange Act with regard to forward-looking statements contained in this Prospectus and any document incorporated by reference herein. The forward-looking statements are and will be based on management's then current views and assumptions regarding future events and financial performance. The factors identified by the Company include, among other things, the factors noted in the "Narrative Description of Business" in the Company's Annual Report on Form 10-K for the fiscal year ended December 27, 1997 ("Annual Report"), and "Management's Discussion and Analysis of Financial Condition and Results of Operation" in the Annual Report and in the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 27, 1998. Other risk factors include the following: general economic and business conditions in the domestic and global markets; actions of competitors, including competitive pricing; changes in customer preferences and spending patterns; changes in social and demographic trends; changes in laws and regulations, including changes in taxation and accounting standards; foreign economic conditions, including currency exchange rate fluctuations; interest rate fluctuations; the effects of changing cost and availability of raw materials; outcome of litigation; adequacy of reserves; and the effectiveness of the Company's marketing and sales programs.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

  The following table sets forth the estimated expenses in connection with the offering described in the Registration Statement:

  Securities and Exchange Commission Registration fee $ 44,250 Blue Sky fees and expenses (including counsel fees) 15,000
  Legal fees                                             75,000
  Trustee and transfer agent fees and expenses           15,000
  Printing and engraving                                 10,000
  Accounting fees                                        32,000
  Rating Agency fees                                    165,000
  Miscellaneous                                          50,000
                                                        -------
    Total                                              $406,250

  All of the above, except for the SEC fee, are estimated.

Item 15.  Indemnification of Directors and Officers

  Article Tenth of the Company's Restated Certificate of Incorporation provides that each person who was or is made a party to or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was a director, officer or employee of the Company (or was or is serving at the request of the Company as a director, officer, employee or agent for another entity) will be indemnified and held harmless by the Company, to the full extent authorized by the General Corporation Law of the State of Delaware (the "Delaware Law"), as currently in effect (or, to the extent indemnification is broadened, as it may be amended), against all expense, liability or loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts to be paid or to be paid in settlement) reasonably incurred by such person in connection therewith. Such Article also provides that the rights conferred thereby are contract rights and will include the right to be paid by the Company for the expenses incurred in defending the proceedings specified above, in advance of their final disposition, except that, if the Delaware Law so requires, such payment will only be made upon delivery to the Company by the indemnified party of an undertaking to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified under such provisions or otherwise. Article Tenth provides that the Company may, by action of its Board of Directors, provide indemnification to its agents with the same scope and effect as the foregoing indemnification of directors, officers and employees.

  Such Article also provides that persons indemnified thereunder may bring suit against the Company to recover unpaid amounts claimed thereunder, and that if such suit is successful, the expense of bringing such a suit will be reimbursed by the Company. It further provides that while it is a defense to such suit that the person claiming indemnification has not met the applicable standards of conduct making indemnification permissible under the Delaware Law, the burden of proving the defense will be on the Company and neither the failure of the Company's Board of Directors to have made a determination that indemnification is proper, nor an actual determination by such Board that the claimant has not met the applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

  Such Article also provides that the rights to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred therein will not be exclusive of any other right which any such person may have or acquire under any statute, provision of the Restated Certificate of Incorporation or the By-Laws of the Company, or otherwise. Finally, such Article provides that the Company may maintain insurance, at its expense, to protect itself and any of its directors, officers, employees or agents against any expense, liability or loss, whether or not the Company would have the power to indemnify such persons against such expense, liability or loss under the Delaware Law.

  Section 145 of the Delaware Law provides that corporations organized under the Delaware Law have the power to indemnify directors, officers and agents against liability in certain circumstances.

Item 16.  Exhibits

Exhibits
________

 1        - Form of Underwriting Agreement with form of pricing agreement attached./(1)(3)/
 4        - Form of Indenture./(2)/
 5        - Opinion and consent of Sidley & Austin./(3)/
12        - Calculation of Ratio of Earnings to Fixed Charges./(3)/
23(a)     - Consent of Independent Auditors./(1)/
23(b)     - Consent of Independent Accountants./(1)/
23(c)     - Consent of Counsel (included in Exhibit 5 above).
24        - Powers of Attorney./(3)/
25        - Form T-1 Statement of Eligibility and Qualification under the Trust
            Indenture Act of 1939 of The First National Bank of Chicago, Trustee (bound separately)./(3)/

/(1)/  Constitutes an amendment to the Exhibits filed with the

       Registrant's Registration Statement on Form S-3 (Commission File No. 33-35137).
/(2)/ Incorporated by reference to Exhibit 4.2 to Registrant's Annual Report on Form 10-K for the year ended December 28, 1996.
/(3)/  Previously filed.


Item 17.  Undertakings

  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions set forth or referred to in
Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form or prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (7) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (8) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on this 29th day of October 1998.

Premark International, Inc.
(Registrant)

By



JAMES M. RINGLER
---------------------
James M. Ringler
Chairman of the Board,
Chief Executive Officer and President


     Pursuant to the requirements of the Securities Act of 1933, this amendment to registration statement has been signed below by the following persons in the capacities indicated.

      Signature                    Title                      Date



JAMES M. RINGLER          Chairman of the Board,         October 29, 1998
---------------------     Chief Executive Officer
James M. Ringler          and President (Principal
                          Executive Officer)



          *               Senior Vice President          October 29, 1998
---------------------     and Chief Financial
Lawrence B. Skatoff       Officer (Principal
                          Financial Officer)



          *               Vice President and             October 29, 1998
---------------------     Controller (Principal
Robert W. Hoaglund        Accounting Officer)

          *               Director                      October 29, 1998
---------------------
Harry W. Bowman


          *               Director                      October 29, 1998
---------------------
Dr. Ruth M. Davis



          *               Director                      October 29, 1998
---------------------
Lloyd C. Elam, M.D.



          *               Director                      October 29, 1998
---------------------
W. James Farrell



          *               Director                      October 29, 1998
---------------------
Richard S. Friedland



          *               Director                      October 29, 1998
---------------------
John B. McKinnon



          *               Director                      October 29, 1998
---------------------
David R. Parker


          *               Director                      October 29, 1998
---------------------
Janice D. Stoney





                             *By       JOHN M. COSTIGAN
                                       --------------------
                                       John M. Costigan
                                       Attorney-in-fact


EXHIBIT INDEX

Exhibit
Number      Description

1           Form of Underwriting Agreement with form of pricing agreement attached.
5           Opinion and consent of Sidley & Austin.
12          Calculation of Ratio of Earnings to Fixed Charges.
23(a)       Consent of Independent Auditors.
23(b)       Consent of Independent Accountants.
25          Form T-1 Statement of Eligibility and Qualification under the Trust
            Indenture Act of 1939 of The First National Bank of Chicago,
            Trustee.